EXHIBIT 107

Filing Fee Table

F-1

(Form Type)

Fuxing China Group Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security	Security	Fee	Amount	Proposed	Proposed	Fee Rate	Amount of
	Type	Class	Calculation	Registered	Maximum	Maximum		Registration
		Title	or Carry		Offering	Aggregate		Fee
			Forward		Price Per	Offering
			Rule		Unit	Price(2)
Fees to Be Paid	Equity	Ordinary shares, represented by American depositary shares, or “ADSs”(1)	Rule 457(a)	23,000,000	$0.30	$6,900,000	0.00014760	$1,018.44
Fees to Be Paid	Equity	Representative’s Warrants (3)	Rule 457 (g)	-	-	-	-	-
	Equity	Ordinary Shares, represented by ADSs, underlying Representative’s Warrants	Rule 457(a)	1,380,000	$0.30	$414,000	0.00014760	$61.11
	Total Offering Amounts					$7,314,000		$1,079.55
	Total Fees Previously Paid							$1,619.32
	Total Fee Offset							$0
	Net Fee Due							$0

__________________________

(1)	American depositary shares issuable upon deposit of ordinary shares registered hereby will be registered under a separate registration statement on Form F-6.

(2)

Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended. Includes up to an additional 15% of the aggregate offering price to cover an option granted to the underwriters to purchase additional ordinary shares represented by ADSs for a period of 45 days after the closing of this offering.

(3)	In accordance with Rule 457(g) under the Securities Act, no separate registration fee is required with respect to the warrants registered hereby.